QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 IR@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER ANNOUNCES PROPOSED SALE OF CONVERTIBLE
SENIOR SUBORDINATED DEBENTURES

        GREENWOOD VILLAGE, Colo.—Nov. 24, 2003—CIBER, Inc. (NYSE: CBR) announced today that it intends to offer $100 million in aggregate principal amount of convertible senior subordinated debentures due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company will also grant the initial purchasers of the debentures a 30-day option to purchase up to an additional $25 million aggregate principal amount of the debentures.

        Concurrently with this offering, the Company has the approval of its Board of Directors to use up to approximately $28 million of the net proceeds to purchase shares of its common stock sold short by purchasers of the debentures in negotiated transactions. In conjunction with the initial purchasers' option to purchase additional debentures, the Company may purchase additional shares of its common stock.

        The debentures will be offered only to "qualified institutional buyers," in accordance with Rule 144A under the Securities Act of 1933. The debentures to be offered and the shares of common stock issuable upon conversion of the debentures will not be registered under the Securities Act of 1933 or the securities or blue sky laws of any jurisdiction and, unless registered, may not be offered or sold except pursuant to an exception from the registration requirements of the Securities Act and the applicable securities laws of any other jurisdictions. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and public sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

###

QuickLinks

CIBER ANNOUNCES PROPOSED SALE OF CONVERTIBLE SENIOR SUBORDINATED DEBENTURES